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                             Exhibit 11.1

             Statement Regarding Calculation of Per Share Earnings



                                                                                  Years Ended December 31,
                                                                       (dollars in thousands, except per share amounts)
                                                                          1996             1995               1994
                                                                          ----             ----               ----
  Primary and Fully Diluted:
  Average shares outstanding ........................................    7,563,600       6,595,728       5,749,999
  Net effect of dilutive stock options - based on the
   treasury stock method using average market price..................           --              --          42,386
  Total..............................................................    7,563,600       6,595,728       5,792,385
                                                                     =============    =============     ===========
  Net (loss) income                                                    $   (50,852)   $     (4,396)    $     1,836
  Less: preferred stock dividends and accretion......................        6,061             291             348
  Net  (loss) income attributable to common shareholders.............  $   (56,913)   $     (4,687)    $     1,488
                                                                      =============    =============     ==========
  Net (loss) income per common share.................................  $     (7.52)   $      (0.71)    $      0.26
                                                                     =============    =============     ===========
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